Exhibit 99.(a)(5)
SPECTRUM PHARMACEUTICALS, INC.
(the “Company”)
ELECTION WITHDRAWAL NOTICE
To Spectrum Pharmaceuticals, Inc.:
     I previously received a copy of the Company’s offering materials filed with the Securities and Exchange Commission on Schedule TO on Monday, March 23, 2009 (the “offering materials”), and completed the Letter of Transmittal, in which I elected to tender my eligible options and elected to use/not use some or all of my Cash Payment to purchase shares of our common stock directly from the Company. I now wish to withdraw that election in its entirety. I understand that by signing this Notice and delivering it to the Company in accordance with the terms set forth in the offering materials, none of my eligible options will be repurchased and instead continue to be governed by the Company’s corresponding Third Amended and Restated 1997 Stock Incentive Plan and 2003 Amended and Restated Incentive Award Plan, as applicable, and the relevant option agreement(s) between the Company and me. I further understand that this Notice will only be effective upon receipt by the Company in the manner described in the offering materials and such receipt must occur prior to the expiration of the offer.
     I have completed and signed this Notice exactly as my name appears on my original Letter of Transmittal.

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